Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement, dated as of June 3, 2013 (the “Agreement”) is made and entered into by and between Astoria Financial Corporation (the “Company”), Astoria Federal Savings and Loan Association (the “Association”), and Gary M. Honstedt, an individual (the “Consultant”).

INTRODUCTORY STATEMENT

The Consultant serves as an executive officer of the Company pursuant to the terms of an Employment Agreement between the Company and the Consultant made and entered into as of January 1, 2012 (the “Company Agreement”) and as an executive officer of the Association pursuant to an Employment Agreement between the Association and the Consultant made and entered into as of January 1, 2012 (the “Association Agreement”). The Association, the Company and the Consultant have mutually agreed that the Consultant’s services as an executive officer and employee of the Association and the Company will end on or about June 30, 2013, following which the Consultant will serve as a consultant to support the transition to his successors of his duties and responsibilities. To this end, the Company, the Association and the Consultant have reached the following agreement.

1. Termination of Employment and Related Matters.

(a) The Consultant will cease serving as an officer and employee of the Company and the Association on June 30, 2013 (the “Employment Termination Date”). By entering into this Agreement, the Consultant tenders his resignation, effective as of the close of business on the Employment Termination Date, from each and every position which he holds as an employee, officer, director or committee member of the Company and/or the Association and each and every other position which he holds by virtue of his status as officer, employee, or director or committee member of the Company and/or the Association. The Company and the Association accept such resignation.

(b) The Company Employment Agreement and the Association Employment Agreement are each hereby amended to provide that (i) from and after the date of this Agreement, the term “Employment Period” shall mean the period ending on June 30, 2013, and (ii) no extension of the “Employment Period” as so defined to a date beyond June 30, 2013 (including but not limited to any extension relating to a Change in Control) shall occur or be recognized and (iii) at the end of the Employment Agreement the Association shall transfer to Consultant all of its rights, title and interest in and to that certain 2012 Mercedes Benz automobile, VIN No. WDDGJ7HB9CF889656.

(c) Effective on the Employment Termination Date, the “Employment Period” (as defined in section 1(b)) of this Agreement) will expire, and the Company Agreement and the Association Agreement will terminate automatically and without any further action. However, any provision of the Company Agreement or the Association Agreement which contemplates performance after their respective termination or expiration (including but not limited to those identified in section 24 of the Association Agreement and section 26 of the Company Agreement) shall survive such termination or expiration.

2. Consulting Period; Extent of Services.

(a) For a period beginning on July 1, 2013 and ending on December 31, 2015 (the “Consulting Period”), the Consultant shall hold himself available to advise the Association on such matters as the Chief Executive Officer of the Association or his designees may request and as are related to the orderly transition to successors of the Consultant’s prior duties as an officer and employee. Such activities shall include, but not be limited to, assisting Association personnel with the development and oversight of the Association’s mortgage broker network, with a focus on maintaining and expanding the Association’s existing referral relationship with Meridian Capital Group, LLC and its successors. During the Consulting Period, the Consultant shall make himself available for these purposes on a substantially full-time basis during normal business hours except for brief periods of personal time off, none exceeding two weeks in duration; provided, that Consultant’s overall ability to perform his services hereunder is not diminished. Nothing in this Agreement shall prohibit the Consultant from providing services to others during the Consultation Period to the extent that such services (i) are not in violation of the surviving provisions of the Association Agreement or the Company Agreement, (ii) do not involve assisting a competitor of the Association with the establishment, maintenance or expansion of a relationship with a mortgage broker with which the Association has, or to the Consultant’s knowledge is seeking to establish, a relationship and (iii) do not otherwise involve a conflict of interest.

(b) The Consulting Period may end before December 31, 2015 to the extent provided in section 5 of this Agreement.

3. Location of Services; Facilities; Expenses.

(a) The Consultant will render his services to the Association in the State of New York. The Association shall provide the Consultant with a private office and secretarial and other support services appropriate to the services requested of him at an office location which it shall determine in its discretion. To the extent required for the delivery of the services required of him, the Consultant will travel to the other offices of the Association, and to customer, broker and vendor sites and other locations for customer, broker and vendor relations purposes. Subject to the reasonable requirements of the Association, the Consultant shall control the time and manner and (except as provided in section 3(b) of this Agreement) absorb the expenses incurred for delivery of the services (including the selection and oversight of other personnel required for the delivery of such services) required of him under this Agreement.

(b) The Association will reimburse the Consultant for his travel and other out-of-pocket expenses, other than automobile expenses, incurred in the delivery of services under this Agreement consistent with its policies for the payment of expenses of other independent contractors.

4. Consulting Compensation.

(a) For all his services under this Agreement, the Association will compensate the Consultant as follows:

(i) a consulting fee at the annual rate of Four Hundred Seventy-five Thousand Dollars ($475,000) payable in arrears in approximately equal monthly installments, the first such installment to be paid on or about July 31, 2013; and

(ii) reimbursement for the Consultant’s monthly premium actually paid for basic health, medical, major medical, hospitalization and dental insurance coverage for the Consultant and his eligible dependents (whether obtained through COBRA coverage continuation under the Association’s group insurance plans or otherwise) for each month during the Consulting Period, such reimbursement to be made in arrears as promptly as practicable after the Consultant’s delivery of such proof of payment as the Association may require;

(b) The Consultant’s service under this Agreement shall constitute “service” for vesting and all other purposes under the Company’s equity compensation plans for purposes of determining the Consultant’s rights with respect to previously granted and outstanding equity awards.

(c) Consultant is an independent contractor and is not an employee, partner or co-venturer of or with the Company and the Association. No provision of this Agreement shall be deemed to create an employment relationship between the Consultant and the Company and the Association. The Company and the Association shall not assume, and specifically disclaim, any obligations of an employer to an employee which may exist under applicable law. The Consultant shall not have any of the rights of an employee with respect to the Company and the Association (including, but not limited to, the right to participate in employee benefit plans), and specifically waives any and all such rights. The Consultant hereby agrees to take any and all such actions as the Company and the Association may reasonably request in order to establish that no employment relationship exists between the parties. The Consultant shall be responsible for and pay all taxes arising from compensation and other amounts paid under this Agreement. No federal, state or local income tax, social security tax, unemployment tax or payroll tax of any kind shall be withheld or paid by the Company and the Association on behalf of Consultant. The Consultant understands and agrees that he is responsible to and shall pay, according to law, Consultant’s taxes and Consultant shall, when requested by the Company and the Association, properly document to the Company and the Association that any and all social security, unemployment, federal, state and local taxes have been paid. Consultant agrees to indemnify, defend and reimburse and hold the Company and the Association harmless from and against any obligations imposed on the Company and the Association for any tax liability the Company and the Association may incur by virtue of any payments made by the Company and the Association to the Consultant should the Consultant fail to file and pay all appropriate taxes as a self-employed person. Consultant shall not be eligible for, and shall not participate in, any employee pension, 401(k), health (except as provided below), welfare or other fringe benefit plan of the Company and the Association. No workers compensation insurance shall be obtained by the Company and the Association covering the Consultant.

(d) If, during the Consulting Period, Consultant would have become vested under the Astoria Federal Savings and Loan Association Employee Stock Ownership Plan (“ESOP”) had he still been an employee of the Association (“Vesting Date”), the Association will pay Consultant the amount that would have been in his ESOP account as of the Vesting Date had he remained as an employee of the Association at a salary in the amount set forth in Section 4(a)(1).

5. Termination.

(a) The Consultant may discontinue the performance of services under this Agreement by written notice to the Association, which notice shall specify the date, no earlier than ten days following the date of the notice, as of which services shall be discontinued. In such event, the Consulting Period will end on the date specified in the notice (except for the restriction set forth in Section 2(a)(ii) of this Agreement, which shall continue to apply until December 31, 2015), and the sole obligation of the Association shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses.

(b) The Consulting Period will end on the date of the Consultant’s death, and the sole obligation of the Association shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses.

(c) The Consulting Period will end on the date of the Consultant’s “Disability” (as hereinafter defined), and the sole obligation of the Association shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses. For this purpose, “Disability” means any medical condition, mental or physical, which, when determined by an independent medical examiner with whom Consultant shall provide his cooperation, renders the Consultant unable to substantially perform the services required of him under this Agreement for a period in excess of ninety (90) days.

(d) The Association may terminate the Consultant’s services under this Agreement by written notice to the Consultant, which notice shall specify the date, no earlier than the date of the notice, as of which services shall be terminated and whether such termination is with or without “Cause” (as hereinafter defined). If such termination is without “Cause”, the Association shall continue to pay to the Consultant the compensation due under section 4 of this Agreement for the remainder of the Consulting Period. If such termination is with “Cause”, the Consulting Period will end on the date specified in the notice and the sole obligation of the Association shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses. For this purpose, “Cause” shall mean (i) failure or inability for any reason other than Disability to satisfactorily perform the services required under this Agreement, (ii) material violation by the Consultant of any of the terms of this Agreement; (iii) violation by the Consultant of any of the surviving terms of the Company Agreement or the Association Agreement; (iv) any act or omission by the Consultant or any person in the Consultant’s employ that has, or may reasonably be expected to have, a material adverse effect on the Company or the Association or their respective businesses, operations, properties, assets or reputations; (v) the Consultant’s conviction of, or entry of a plea of guilty or no contest to, a felony or any violation of any material federal, state or local law, rule or regulation or administrative order applicable to financial institutions, in each case as determined by the Association in good faith.

(e) It is understood that the provisions of the 2005 Re-Designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation, by its terms, continues to apply to Consultant with the same force and effect as if Consultant were still an employee of the Company; provided, that (i) if the Association terminates Consultant’s services without cause prior to December 31, 2015 pursuant to Section 5(d) of this Agreement, or (ii) if Consultant is still serving in such capacity on December 31, 2015, the Association shall pay Consultant an amount equal to the value of Consultant’s unvested restricted stock awards as of the date of termination of Consultant’s services (other than any performance based restricted stock awards whose performance measurement periods have not been completed).

6. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Consultant, his legal representatives and testate or intestate distributees, and the Company and the Association and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Association, as applicable, may be sold or otherwise transferred.

7. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Consultant:

Gary M. Honstedt

450 East 83rd Street, Apt. 18B

New York, New York 10028

If to the Company:

Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, New York 11042-1085
Attention: General Counsel

If to the Association:

Astoria Federal Savings and Loan Association
One Astoria Federal Plaza
Lake Success, New York 11042-1085
Attention: General Counsel

8. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

9. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

10. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

11. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

12. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

13. Entire Agreement: Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14. Survival.

The provisions of any section of this Agreement which by its terms contemplates performance after the expiration or termination of this Agreement shall survive the expiration of the Employment Period or termination of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

ASTORIA FINANCIAL CORPORATION		ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Gerard C. Keegan	By:	/s/ Gerard C. Keegan
	Name: Gerard C. Keegan		Name: Gerard C. Keegan
	Title: Vice Chairman, Senior Executive		Title: Vice Chairman, Senior Executive
	Vice President and Chief		Vice President and Chief
	Operating Officer		Operating Officer

/s/ Gary M. Honstedt
Gary M. Honstedt